Exhibit 10.3

WAYNE SAVINGS COMMUNITY BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2006 by and between Wayne Savings Community Bank (the “Bank”), an Ohio savings and loan association, with its principal administrative office at 151 North Market Street, Wooster, Ohio and H. Stewart Fitz Gibbon III (the “Executive”). Any reference to “Company” herein shall mean Wayne Savings Bancshares, Inc. the stock holding company parent of the Bank or any successor thereto.

WHEREAS, the Executive is currently employed as Executive Vice President and Chief Financial Officer of the Bank pursuant to an employment agreement between the Bank and the Executive entered into effective as of November 14, 2005 (the “Prior Employment Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Bank desires to be ensured of the continued services of the Executive for the period provided in this Agreement; and

WHEREAS, the Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Bank (the “Executive Position”). As Executive Vice President and Chief Financial Officer, the Executive shall be the principal financial and accounting officer of the Bank, and shall be responsible for the financial and accounting function at the Bank, including financial reporting, preparation of periodic securities reports filed with the Securities and Exchange Commission, and preparation of financial reports filed with the Bank’s banking regulators. During said period, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank. Failure to reelect Executive to the Executive Position without the consent of the Executive during the term of this Agreement (except for any termination for Cause, as defined herein) shall constitute a breach of this Agreement.

2.    TERMS AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six full calendar months thereafter. Within thirty days prior to the first anniversary date of this Agreement, and within thirty days prior to each anniversary date thereafter, the Board of Directors of the Bank

(“Board”) will conduct a performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting and communicated to Executive. Upon a favorable performance evaluation, the Board shall renew the term of the Agreement for an additional year from the anniversary date such that the remaining term shall be three years; provided, however, if written notice of nonrenewal is provided to Executive at least ten days and not more than thirty days prior to any anniversary date, the Agreement shall expire at the end of thirty-six months following such anniversary date.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement (for purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business companies or organizations that Executive was serving as of the date of the Prior Employment Agreement).

3.    COMPENSATION AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $125,000 per year (“Base Salary”). Such Base Salary shall be payable biweekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease (except a decrease that is generally applicable to all employees), Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all employees or as reasonably or customarily available. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.    PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive’s full-time employment hereunder for any reason other than (A) termination for Cause (as defined in Section 8 hereof), (B) upon Retirement (as defined in Section 7 hereof), or (C) for Disability (as set forth in Section 6 hereof); (ii) Executive’s resignation from the Bank’s employ following (A) any failure to elect or reelect or to appoint or reappoint Executive to the Executive Position, (B) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive’s principal place of employment to a location more than 30 miles outside the City of Wooster, or a material reduction in the benefits and perquisites, including Base Salary, to the Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits), (D) a liquidation or dissolution of the Bank or the Company, or (E) material breach of this Agreement by the Bank; and (iii) the event specified in Section 4(b) hereof. Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, four calendar months) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in Sections 3, 4, 5 or 6 hereof.

(b) As used in this Agreement, an Event of Termination shall also mean and include Executive’s involuntary termination or voluntary resignation from the Bank’s employ on the effective date of, or at any time following, a Change in Control during the term of this Agreement. For these purposes, a Change in Control shall mean a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

(c) Within 30 days upon the occurrence of an Event of Termination, as defined in Section 4(a) or 4(b), the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages (but not both), a lump sum cash amount equal to three (3) times the sum of: (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, (ii) the greater of (x) the average annual cash bonus paid to Executive with respect to the two completed fiscal years prior to the Event of Termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the Event of Termination, and (iii) the value of the employer matching contributions made on the Executive’s behalf in the Wayne Savings 401(k) Retirement Plan, or any successor thereto, and the value of the employer contribution or allocation made on the Executive’s behalf in the Wayne Savings Community Bank Restated Employee Stock Ownership Plan, or any successor thereto, in the calendar year preceding the year in which the Event of Termination occurs; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(d) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive, at no cost to the Executive, prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees or is not available on an individual basis to a terminated employee. Such coverage shall cease thirty-six (36) months following the Event of Termination. If the provision of any of the benefits covered by this Section 4(d) would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Bank shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Bank of providing the Excluded Benefits.

5.    TAX INDEMNIFICATION.

(a) If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Company and the Bank would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Bank shall pay to the Executive, at the time such payments or benefits are paid and subject to applicable withholding requirements, a cash amount equal to the sum of the following:

(i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Company and its subsidiaries, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”;

(ii) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

Tax Rate
GUP =	1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Bank’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Bank or the Bank must pay to the Executive in order to put the Executive (or the Bank, as the case may be) in the same position the Executive (or the Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit. As soon as practicable after the Adjustment Amount has been so determined, the Bank shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Bank, as the case may be.

(c) In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Bank as described above. The Bank shall indemnify and hold the

Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Bank in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 5 is being reviewed or is in dispute. The Bank shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 5) and the Executive shall cooperate fully with the Bank in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank may have in connection therewith without the prior consent of the Bank.

6.    TERMINATION FOR DISABILITY.

(a) If the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, the Bank may terminate Executive’s employment for “Disability.”

(b) The Bank will pay Executive, as disability pay, a bi-weekly payment equal to 75% of the Executive’s bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining a Retirement age of age 65 as identified in Section 7; or (iv) Executive’s death. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank or the Company providing disability benefits to the Executive.

(c) The Bank will cause to be continued life, medical, and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the Retirement age as identified in Section 7; or (iv) Executive’s death.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.    TERMINATION UPON RETIREMENT.

Termination by the Bank of the Executive based on “Retirement” shall mean termination of executive in accordance with any retirement policy established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due Executive under this Agreement and the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.     TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause (other than any vested stock options, vested restricted stock or vested benefits under any tax qualified or non-qualified employee benefit plan). Any non-vested stock options or restricted stock granted to Executive under any stock option plan or restricted stock plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and any non-vested stock options shall not be exercisable by Executive at any time subsequent to such Termination for Cause, (unless it is determined in arbitration that grounds for termination of Executive for Cause did not exist, in which event all terms of the options or restricted stock as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.     NOTICE.

(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank or the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank and the Company may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Bank and Company shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in the Wall Street Journal from time to time).

(b) Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. “Date of Termination” shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by the Executive of his employment, which is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in the Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.   POST-TERMINATION OBLIGATIONS.

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of Thrift Supervision (“OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), or other federal banking agency with jurisdiction over the

Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.   SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.   EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.   NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.   MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.   REQUIRED REGULATORY PROVISIONS.

(a) The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §§ 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. §§ 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the
Bank, (i) by the Director, at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

16.   SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.   HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.   GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

19.   ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within the Cleveland metropolitan area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.   PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in the Executive’s favor.

21.   INDEMNIFICATION.

The Bank and the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse the Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive.

22.   SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

[Signature page follows]

SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:		WAYNE SAVINGS COMMUNITY BANK

/s/ H. Stewart Fitz Gibbon, III		By:	/s/ Phillip Becker
Secretary			President and Chief Executive Officer

WITNESS:		EXECUTIVE:

/s/ Wendy S. Blosser		/s/ H. Stewart Fitz Gibbon, III
H. Stewart Fitz Gibbon III

CONSENT OF GUARANTOR (PURSUANT
TO SECTION TEN HEREOF)

WAYNE SAVINGS BANCSHARES, INC.

By:	/s/ Phillip Becker
President and Chief Executive Officer